EXHIBIT 99.1

Chemung Financial Reports Second Quarter 2013 Earnings

ELMIRA, N.Y., July 26, 2013 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company, reported second quarter ended June 30, 2013 and year-to-date net income and earnings per share. Highlights for the second quarter and year-to-date include:

  Net income for the second quarter of 2013 was $2.7 million, or $0.57 per share, compared with $2.4 million, or $0.53 per share, for the same quarter in the prior year.
  Net income for the six months ended June 30, 2013 was $5.1 million, or $1.09 per share, compared with $6.1 million, or $1.31 per share, for the same period in the prior year, a decrease of $1.0 million, or 16.4%. Excluding pre-tax items of $0.3 million in net gain on securities transactions and $0.8 million in casualty gains, core net income for the six months ended June 30, 2012 was $5.3 million, or $1.15 per share.
  Net interest margin for the six months ended June 30, 2013 was 3.97%, down from 4.13% for the same period in the prior year, while interest-earning assets increased $31.2 million. Net interest margin for the second quarter of 2013 was 3.87%, compared with 4.07% for the preceding quarter and 3.98% for the second quarter in the prior year.
  Non-performing assets to total assets ratio was 0.64% at June 30, 2013 compared with 0.53% at December 31, 2012 and 0.77% at June 30, 2012.
  Capital remains strong as the tangible equity to tangible assets ratio was 8.63% at June 30, 2013, compared with 8.53% at December 31, 2012 and 8.29% at June 30, 2012.
  Dividends declared during the quarter ended June 30, 2013 were $0.26 per share compared with $0.25 per share for the prior year, an increase of 4.0%.

Ronald M. Bentley, President and CEO stated, "We are pleased that our financial performance has remained strong in the face of expected margin compression. Asset quality and capital levels also remain strong."

Summary:

Chemung Financial Corporation reported net income of $2.7 million for the second quarter of 2013, an increase of $0.3 million, or 8.6%, compared with $2.4 million for the same period in the prior year. Earnings per share for the second quarter of 2013 totaled $0.57, compared with $0.53 for the same period in the prior year. Return on average assets and return on average equity for the second quarter of 2013 were 0.84% and 7.92%, respectively, compared with 0.78% and 7.55%, respectively, for the same period in the prior year.

Net income for the six months ended June 30, 2013 was $5.1 million, a decrease of $1.0 million, or 16.4%, compared with $6.1 million for the six months ended June 30, 2012. Earnings per share for the six months ended June 30, 2013 was $1.09, compared with $1.31 for the six months ended June 30, 2012. Return on average assets and return on average equity for the six months ended June 30, 2013 were 0.81% and 7.65%, respectively, compared with 0.98% and 9.43%, respectively, for the same period in the prior year.

Core net income for the six months ended June 30, 2013 was $5.1 million compared with $5.3 million for the six months ended June 30, 2012. The prior year core net income excluded pre-tax items of $0.3 million in net gain on securities transactions and $0.8 million in casualty gains. Core earnings per share for June 30, 2013 was $1.09, compared with $1.15 for the six months ended June 30, 2012. Core return on average assets and core return on average equity for the six months ended June 30, 2013 were 0.81% and 7.65%, respectively, compared with 0.86% and 8.31%, respectively, for the same period in the prior year.

Net income of $2.7 million for the current quarter ended June 30, 2013 represents an increase of $0.3 million, or 10.1%, from net income of $2.4 million for the preceding quarter ended March 31, 2013. Earnings per share for the current quarter totaled $0.57 compared with $0.52 for the preceding quarter. Return on average assets and return on average equity for the current quarter were 0.84% and 7.92%, respectively, compared with 0.77% and 7.37%, respectively, for the preceding quarter.

Net Interest Income:

Net interest income for the second quarter of 2013 totaled $11.3 million compared with $11.4 million for the same period in the prior year, a decrease of $0.1 million, or 0.5%. Net interest margin was 3.87% for the second quarter of 2013 compared with 3.98% for the same period in the prior year. The decline in net interest income was due primarily to a 25 basis point decrease in the yield on interest-earning assets, partially offset by an increase of $23.8 million in average earning assets. The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities.

Net interest income for the six months ended June 30, 2013 totaled $23.0 million compared with $23.4 million for the prior year, a decrease of $0.4 million, or 1.6%. Net interest margin was 3.97% for the six months ended June 30, 2013 compared with 4.13% for the same period in the prior year. The decline in net interest income was due primarily to a 32 basis point decrease in the yield on interest-earning assets, partially offset by an increase of $31.2 million in average earning assets. The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities. The decrease in yield on interest-earning assets was attributable to lower loan yields as loans continue to reprice at current market rates.

Net interest income for the current quarter totaled $11.3 million compared with $11.7 million for the preceding quarter ended March 31, 2013, a decrease of $0.4 million, or 3.3%. Net interest margin was 3.87% for the current quarter compared with 4.07% for the preceding quarter. The decline was due primarily to additional income accretion from our purchased credit impaired ("PCI") loan portfolio recorded in the preceding quarter. Net of PCI adjustments, the net interest margin was 3.85% for the current quarter compared with 3.94% for the preceding quarter.

Non-Interest Income:

Non-interest income for the second quarter of 2013 was $4.5 million compared with $4.0 million for the preceding quarter ended March 31, 2013 and $4.1 million for the same second quarter in the prior year. The increases from the preceding and year-ago quarters were due primarily to increases in Wealth Management fee income, service charges on deposit accounts and net gain on sales of loans held for sale.

Non-interest income for the six months ended June 30, 2013 was $8.5 million compared with $9.0 million for the prior year, a decrease of $0.5 million, or 5.6%. The decline was due primarily to reductions of $0.8 million in casualty gains from insurance reimbursements and $0.3 million in net gain on securities transactions. These items were partially offset by increases in Wealth Management Group fee income, service charges on deposit accounts and net gain on sales of loans held for sale.

Non-Interest Expense:

Non-interest expense for the second quarter of 2013 was $11.4 million compared with $11.9 million for the prior year, a decrease of $0.5 million, or 4.1%. The decrease was due primarily to decreases of $0.2 million in professional services and $0.2 million in marketing and advertising expense.

Non-interest expense for the six months ended June 30, 2013 was $23.1 million compared with $22.8 million for the prior year, an increase of $0.3 million, or 1.3%. The increase was due primarily to increases of $0.4 million in salaries and wages and $0.1 million in net occupancy expense. These items were partially offset by decreases of $0.2 million in marketing and advertising expense and $0.1 million in amortization of intangible assets. The increase in salaries and wages was due primarily to compensation related to merit increases and incentive compensation.

Non-interest expense for the current quarter was $11.4 million compared with $11.7 million for the preceding quarter ended March 31, 2013, a decrease of $0.3 million, or 2.8%. The decrease was due primarily to decreases of $0.2 million in salaries and wages and $0.1 million in professional services.

Asset Quality:

Non-performing loans totaled $7.5 million at June 30, 2013, or 0.80% of total loans, up from $6.0 million, or 0.68%, at December 31, 2012. Non-performing assets, which are comprised of non-performing loans and other real estate owned, totaled $8.1 million at June 30, 2013, or 0.64% of total assets, up from $6.6 million, or 0.53%, at December 31, 2012.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the second quarter of 2013 was $0.5 million compared with $0.4 million for the preceding quarter ended March 31, 2013, and $0.1 million for the same period in the prior year. Net recoveries for the current quarter were less than $0.1 million compared with net charge-offs of less than $0.1 million for the preceding quarter and net recoveries of less than $0.1 million for the same period in the prior year.

The provision for loan losses for the six months ended June 30, 2013 was $0.9 million compared with $0.5 million for the same period in the prior year. Net recoveries for the six months ended June 30, 2013 were less than $0.1 million compared with net recoveries of less than $0.1 million for the prior year.

At June 30, 2013 the allowance for loan losses was $11.3 million, compared with $10.4 million at December 31, 2012 and June 30, 2012. The allowance for loan losses was 151.58% of non-performing loans at June 30, 2013, compared with 172.96% at December 31, 2012 and 119.00% at June 30, 2012. The ratio of the allowance for loan losses to total loans was 1.21% at June 30, 2013, compared with 1.17% at December 31, 2012 and 1.21% at June 30, 2012.

Balance Sheet Activity:

Assets totaled $1.257 billion at June 30, 2013 compared with $1.248 billion at December 31, 2012, an increase of $9.0 million, or 0.7%. The growth was due primarily to an increase of $40.5 million, or 4.5%, in total portfolio loans, partially offset by decreases of $15.5 million in cash and cash equivalents and $13.6 million in investment securities. The increase in portfolio loans was due to strong growth of $24.0 million in commercial loans and $19.0 million in consumer loans.

Deposits totaled $1.055 billion at June 30, 2013 compared with $1.045 million at December 31, 2012, an increase of $10.2 million, or 1.0%. The growth was primarily due to increases of $17.9 million in money market accounts and $8.8 million in savings deposits. These items were partially offset by decreases of $11.7 million in time deposits and $3.1 million in non-interest-bearing demand deposits. At June 30, 2013, demand deposit and money market accounts comprised 61.4% of total deposits compared with 60.7% at December 31, 2012 and 58.7% at June 30, 2012.

Total equity was $132.7 million at June 30, 2013 compared with $131.1 million at December 31, 2012. The total equity to total assets ratio was 10.55% at June 30, 2013 compared with 10.50% at December 31, 2012. The tangible equity to tangible assets ratio was 8.63% at June 30, 2013 compared with 8.53% at December 31, 2012. As of June 30, 2013, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital standards.

Other Item:

The market value of total assets under management or administration in our Wealth Management Group was $1.782 billion at June 30, 2013 compared with $1.735 billion at December 31, 2012 and $1.669 billion at June 30, 2012.

Subsequent Event:

On July 11, 2013, Chemung Financial Corporation announced that its banking subsidiary, Chemung Canal Trust Company entered into an agreement with Bank of America to purchase six branch offices located in Auburn, Cortland, Ithaca and Seneca Falls, New York. As part of the transaction, Chemung Canal Trust Company will acquire approximately $260.9 million in deposits and $1.8 million in loans. The transaction, which is subject to regulatory approval, is expected to close in the fourth quarter of 2013. The acquisition is expected to be accretive to Chemung Financial earnings in 2015.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.3 billion financial services holding company headquartered in Elmira, New York and operates 28 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

This press release may be found at: www.chemungcanal.com under Shareholder Info.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2012 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands, except share data)	2013	2013	2012	2012	2012
ASSETS
Cash and due from financial institutions	$ 23,812	$ 27,757	$ 29,239	$ 35,324	$ 33,673
Interest-bearing deposits in other financial institutions	945	18,380	11,002	45,908	40,502
Total cash and cash equivalents	24,757	46,137	40,241	81,232	74,175

Trading assets, at fair value	389	384	348	275	252

Securities available for sale	225,362	235,307	239,686	253,669	260,942
Securities held to maturity	6,570	9,898	5,749	6,163	6,334
FHLB and FRB stocks, at cost	4,579	4,607	4,710	4,760	5,359
Total investment securities	236,511	249,812	250,145	264,592	272,635

Commercial	478,018	481,063	454,048	444,491	436,205
Mortgage	198,072	202,114	200,476	193,049	194,512
Consumer	257,950	238,256	238,993	238,818	225,230
Total loans	934,040	921,433	893,517	876,358	855,947
Allowance for loan losses	(11,320)	(10,825)	(10,433)	(10,828)	(10,392)
Loans, net	922,720	910,608	883,084	865,530	845,555

Loans held for sale	947	786	1,057	1,165	482
Premises and equipment, net	24,969	24,800	25,484	24,863	24,718
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	4,695	4,909	5,144	5,382	5,642
Other assets	20,348	20,712	20,833	22,117	22,176
Total assets	$ 1,257,160	$ 1,279,972	$ 1,248,160	$ 1,286,980	$ 1,267,459

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$ 297,523	$ 296,361	$ 300,610	$ 302,509	$ 297,413
Interest-bearing demand deposits	89,027	102,201	90,730	108,923	88,343
Insured money market accounts	261,060	265,025	243,115	248,722	232,870
Savings deposits	182,393	181,421	173,589	174,074	174,974
Time deposits	224,965	232,091	236,690	248,948	260,079
Total deposits	1,054,968	1,077,099	1,044,734	1,083,176	1,053,679

Securities sold under agreements to repurchase	30,568	31,427	32,711	32,918	31,750
FHLB term advances	26,101	27,158	27,225	28,046	41,128
Other liabilities	12,844	11,380	12,375	9,960	10,693
Total liabilities	1,124,481	1,147,064	1,117,045	1,154,100	1,137,250

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,451	45,473	45,357	45,538	45,525
Retained earnings	109,755	108,296	107,078	106,092	104,402
Treasury stock, at cost	(18,205)	(18,291)	(18,566)	(18,731)	(18,915)
Accumulated other comprehensive income (loss)	(4,375)	(2,623)	(2,807)	(72)	(856)
Total shareholders' equity	132,679	132,908	131,115	132,880	130,209
Total liabilities and shareholders' equity	$ 1,257,160	$ 1,279,972	$ 1,248,160	$ 1,286,980	$ 1,267,459

Period-end shares outstanding	4,659,931	4,657,151	4,649,741	4,642,317	4,632,014

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Six Months Ended			Three Months Ended
	June 30,		Percent	June 30,		Percent
(Dollars in thousands, except share and per share data)	2013	2012	Change	2013	2012	Change
Interest and dividend income:
Loans, including fees	$ 22,360	$ 22,705	(1.5)	$ 11,056	$ 11,034	0.2
Taxable securities	2,117	2,863	(26.1)	986	1,362	(27.6)
Tax exempt securities	586	676	(13.3)	281	336	(16.4)
Interest-bearing deposits	18	61	(70.5)	10	33	(69.7)
Total interest and dividend income	25,081	26,305	(4.7)	12,333	12,765	(3.4)

Interest expense:
Deposits	1,219	1,727	(29.4)	595	814	(26.9)
Securities sold under agreements to repurchase	431	532	(19.0)	211	250	(15.6)
Borrowed funds	387	634	(39.0)	199	321	(38.0)
Total interest expense	2,037	2,893	(29.6)	1,005	1,385	(27.4)

Net interest income	23,044	23,412	(1.6)	11,328	11,380	(0.5)
Provision for loan losses	881	529	66.5	450	52	765.4
Net interest income after provision for loan losses	22,163	22,883	(3.1)	10,878	11,328	(4.0)

Non-interest income:
Wealth management group fee income	3,635	3,502	3.8	1,885	1,727	9.1
Service charges on deposit accounts	2,155	2,032	6.1	1,186	1,040	14.0
Net gain on securities transactions	1	300	(99.7)	1	3	(66.7)
Net gain on sales of loans held for sale	291	144	102.1	179	79	126.6
Net gain (loss) on sales of other real estate owned	16	(4)	N/M	16	2	N/M
Casualty gains	--	780	(100.0)	--	22	(100.0)
Other	2,399	2,249	6.7	1,208	1,239	(2.5)
Total non-interest income	8,497	9,003	(5.6)	4,475	4,112	8.8

Non-interest expense:
Salaries and wages	9,417	9,049	4.1	4,599	4,556	0.9
Pension and other employee benefits	2,789	2,756	1.2	1,365	1,467	(7.0)
Net occupancy	2,701	2,580	4.7	1,339	1,285	4.2
Furniture and equipment	1,086	1,096	(0.9)	567	578	(1.9)
Data processing	2,241	2,309	(2.9)	1,128	1,230	(8.3)
Professional fees	520	516	0.8	196	366	(46.4)
Amortization of intangible assets	449	548	(18.1)	214	264	(18.9)
Marketing and advertising	485	645	(24.8)	197	356	(44.7)
Other real estate owned expense	62	132	(53.0)	27	88	(69.3)
FDIC insurance	419	410	2.2	203	183	10.9
Loan expenses	335	325	3.1	192	145	32.4
Other	2,612	2,447	6.7	1,365	1,363	0.1
Total non-interest expense	23,116	22,813	1.3	11,392	11,881	(4.1)

Income before income tax expense	7,544	9,073	(16.9)	3,961	3,559	11.3
Income tax expense	2,478	3,014	(17.8)	1,306	1,115	17.1
Net income	$ 5,066	$ 6,059	(16.4)	$ 2,655	$ 2,444	8.6

Basic and diluted earnings per share	$ 1.09	$ 1.31		$ 0.57	$ 0.53
Cash dividends declared per share	0.52	0.50		0.26	0.25
Average basic and diluted shares outstanding	4,657,131	4,639,204		4,658,400	4,636,395

N/M – not meaningful.

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except share and per share data)	2013	2013	2012	2012	2012	2013	2012

RESULTS OF OPERATIONS
Interest income	$ 12,333	$ 12,748	$ 12,757	$ 13,015	$ 12,765	$ 25,081	$ 26,305
Interest expense	1,005	1,031	1,116	1,225	1,385	2,037	2,893
Net interest income	11,328	11,717	11,641	11,790	11,380	23,044	23,412
Provision for loan losses	450	431	74	225	52	881	529
Net interest income after provision for loan losses	10,878	11,286	11,567	11,565	11,328	22,163	22,883
Non-interest income	4,475	4,022	4,192	3,993	4,112	8,497	9,003
Non-interest expense	11,392	11,725	12,642	11,341	11,881	23,116	22,813
Income before income tax expense	3,961	3,583	3,117	4,217	3,559	7,544	9,073
Income tax expense	1,306	1,171	987	1,383	1,115	2,478	3,014
Net income	$ 2,655	$ 2,412	$ 2,130	$ 2,834	$ 2,444	$ 5,066	$ 6,059
Basic and diluted earnings per share	$ 0.57	$ 0.52	$ 0.46	$ 0.61	$ 0.53	$ 1.09	$ 1.31
Average basic and diluted shares outstanding	4,658,400	4,655,862	4,643,695	4,641,547	4,636,395	4,657,131	4,639,204

PERFORMANCE RATIOS
Return on average assets	0.84%	0.77%	0.67%	0.89%	0.78%	0.81%	0.98%
Return on average equity	7.92%	7.37%	6.33%	8.53%	7.55%	7.65%	9.43%
Return on average tangible equity (a)	9.88%	9.24%	7.94%	10.76%	9.58%	9.56%	12.00%
Efficiency ratio (b)	72.09%	74.50%	79.85%	71.91%	76.81%	73.29%	72.80%
Non-interest expense to average assets	3.60%	3.75%	3.98%	3.57%	3.82%	3.68%	3.69%
Loans to deposits	88.54%	85.55%	85.53%	80.91%	81.23%	88.54%	81.23%

YIELDS / RATES
Yield on loans	4.77%	5.04%	5.02%	5.21%	5.39%	4.90%	5.64%
Yield on investments	2.10%	2.28%	2.23%	2.23%	2.13%	2.19%	2.20%
Yield on interest-earning assets	4.21%	4.43%	4.36%	4.46%	4.46%	4.32%	4.64%
Cost of interest-bearing deposits	0.31%	0.33%	0.36%	0.40%	0.43%	0.32%	0.47%
Cost of borrowings	2.80%	2.79%	2.74%	2.84%	3.02%	2.79%	2.99%
Cost of interest-bearing liabilities	0.49%	0.50%	0.54%	0.59%	0.66%	0.49%	0.70%
Interest rate spread	3.72%	3.93%	3.82%	3.87%	3.80%	3.83%	3.94%
Net interest margin	3.87%	4.07%	3.98%	4.04%	3.98%	3.97%	4.13%

CAPITAL
Total equity to total assets at end of period	10.55%	10.38%	10.50%	10.32%	10.27%	10.55%	10.27%
Tangible equity to tangible assets at end of period (a)	8.63%	8.47%	8.53%	8.39%	8.29%	8.63%	8.29%

Book value per share	$ 28.47	$ 28.54	$ 28.20	$ 28.62	$ 28.11	$ 28.47	$ 28.11
Tangible book value per share	22.78	22.80	22.40	22.76	22.18	22.78	22.18
Period-end market value per share	33.49	33.90	29.89	23.77	25.50	33.49	25.50
Dividends declared per share	0.26	0.26	0.25	0.25	0.25	0.52	0.50

AVERAGE BALANCES
Loans (c)	$ 929,439	$ 909,166	$ 888,515	$ 867,971	$ 823,754	$ 919,358	$ 809,894
Earning assets	1,173,862	1,166,590	1,162,788	1,160,479	1,150,073	1,170,246	1,139,060
Total assets	1,269,472	1,266,379	1,264,125	1,262,648	1,252,461	1,267,934	1,243,957
Deposits	1,065,649	1,064,016	1,059,463	1,055,510	1,037,576	1,064,836	1,027,806
Total equity	134,392	132,783	133,799	132,186	130,254	133,592	129,224
Tangible equity (a)	107,746	105,913	106,703	104,827	102,635	106,835	101,550

ASSET QUALITY
Net charge-offs (recoveries)	$ (45)	$ 39	$ 469	$ (210)	$ (58)	$ (6)	$ (81)
Non-performing loans (d)	7,468	7,282	6,032	8,665	8,733	7,468	8,733
Non-performing assets (e)	8,056	7,847	6,597	9,599	9,703	8,056	9,703
Allowance for loan losses	11,320	10,825	10,433	10,828	10,392	11,320	10,392

Annualized net charge-offs to average loans	(0.02)%	0.02%	0.21%	(0.10)%	(0.03)%	N/M	(0.02)%
Non-performing loans to total loans	0.80%	0.79%	0.68%	0.99%	1.02%	0.80%	1.02%
Non-performing assets to total assets	0.64%	0.61%	0.53%	0.75%	0.77%	0.64%	0.77%
Allowance for loan losses to total loans	1.21%	1.17%	1.17%	1.24%	1.21%	1.21%	1.21%
Allowance for loan losses to non-performing loans	151.58%	148.65%	172.96%	124.96%	119.00%	151.58%	119.00%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense divided by the total of net interest income plus non-interest income less net gain on securities transactions less casualty gains.
(c) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
N/M – not meaningful.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2013	2013	2012	2012	2012	2013	2012

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 132,679	$ 132,908	$ 131,115	$ 132,880	$ 130,209	$ 132,679	$ 130,209
Less: intangible assets	(26,519)	(26,733)	(26,968)	(27,206)	(27,466)	(26,519)	(27,466)
Tangible equity (non-GAAP)	$ 106,160	$ 106,175	$ 104,147	$ 105,674	$ 102,743	$ 106,160	$ 102,743

Total assets (GAAP)	$ 1,257,160	$ 1,279,972	$ 1,248,160	$ 1,286,980	$ 1,267,459	$ 1,257,160	$ 1,267,459
Less: intangible assets	(26,519)	(26,733)	(26,968)	(27,206)	(27,466)	(26,519)	(27,466)
Tangible assets (non-GAAP)	$ 1,230,641	$ 1,253,239	$ 1,221,192	$ 1,259,774	$ 1,239,993	$ 1,230,641	$ 1,239,993

Total equity to total assets at end of period (GAAP)	10.55%	10.38%	10.50%	10.32%	10.27%	10.55%	10.27%
Book value per share (GAAP)	$ 28.47	$ 28.54	$ 28.20	$ 28.62	$ 28.11	$ 28.47	$ 28.11

Tangible equity to tangible assets at end of period (non-GAAP)	8.63%	8.47%	8.53%	8.39%	8.29%	8.63%	8.29%
Tangible book value per share (non-GAAP)	$ 22.78	$ 22.80	$ 22.40	$ 22.76	$ 22.18	$ 22.78	$ 22.18

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 134,392	$ 132,783	$ 133,799	$ 132,186	$ 130,254	$ 133,592	$ 129,224
Less: intangible assets	(26,646)	(26,870)	(27,096)	(27,359)	(27,619)	(26,757)	(27,674)
Tangible equity (non-GAAP)	$ 107,746	$ 105,913	$ 106,703	$ 104,827	$ 102,635	$ 106,835	$ 101,550

Return on average equity (GAAP)	7.92%	7.37%	6.33%	8.53%	7.55%	7.65%	9.43%

Return on average tangible equity (non-GAAP)	9.88%	9.24%	7.94%	10.76%	9.58%	9.56%	12.00%
CONTACT: Mark A. Severson, EVP and CFO
         Phone:  607-737-3714